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                                                             EXHIBIT (a)(1)(xii)














  NOTICE SENT BY THE PARTNERSHIP TO LIMITED PARTNERS DATED SEPTEMBER 10, 2001.
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[NTS LOGO]
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NTS-Properties III, Ltd.
10172 Linn Station Road
Louisville, KY 40223
(800) 928-1492 ext. 544

September 10, 2001


                       THE OFFER TO PURCHASE INTERESTS IN
                 NTS-PROPERTIES III IS SCHEDULED TO EXPIRE SOON.
                    IF YOU WISH TO TENDER YOUR INTERESTS AND
                      HAVE NOT YET DONE SO, YOU HAVE UNTIL
                 11:59 P.M. EST ON TUESDAY, SEPTEMBER 25, 2001,
               TO RECEIVE THE PURCHASE OFFER OF $300 PER INTEREST.


     On June 25, 2001, NTS-Properties III, Ltd. (the "Partnership") and ORIG, LLC, an affiliate of the Partnership, offered to purchase for $250 per interest up to 200 interests in the Partnership. We later amended the offer to $285 and increased the number of limited partnership interests we are willing to purchase to 2,000 interests. We sent an Amended and Restated Offer to Purchase to limited partners on July 30, 2001. The offer was further amended on August 17, 2001, increasing the price to $300 per interest.

                        IMPORTANT: PLEASE READ CAREFULLY!

     We have received questions from some investors regarding the tender offer. The following are answers to some of the more commonly asked questions:

Q:   WHY SHOULD I PARTICIPATE IN THE TENDER?

A: The General Partner is not making a recommendation concerning whether you should tender your interests. The Partnership and ORIG are only providing a market to allow you to liquidate your interests if you so choose. Some limited partners have chosen to tender due to their age, length of time in the investment, the fact the partnership does not anticipate liquidating in the foreseeable future, and/or for tax reasons. On the other hand, some limited partners have chosen not to tender based on a belief they will realize more value from their interests by retaining them. There are risks associated with both tendering or retaining your interests. See the "Risk Factors" section of the Amended and Restated Offer to Purchase dated July 30, 2001.


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Q:   WHAT IS THE PURPOSE OF THE TENDER?

A: The purpose of the tender is to provide an opportunity to limited partners who desire to liquidate some or all of their interests. With no active liquid market for the interests, and an unlikely chance that such a market will develop in the near future, the tender provides an opportunity for limited partners to sell their interests if they desire.

Q:   HOW WAS THE TENDER PRICE DETERMINED?

A: The purchase price per interest in the tender was determined by the General Partner, in its sole discretion, based on the prices paid to limited partners in past transactions. The net price of $300 per interest is the highest net price paid to investors.

Q:   WHEN WILL THE PARTNERSHIP LIQUIDATE OR RESUME DISTRIBUTIONS?

A: The Partnership has no current plans to liquidate or resume distributions in the near future. Therefore, limited partners who do not tender their interests may not be able to realize any return on, or any distribution relating to, their investment in the Partnership in the foreseeable future. Limited partners who tender will not be able to share in the long-term appreciation of the value of the interests, if any. See the "Risk Factors" section of the Amended and Restated Offer to Purchase dated July 30, 2001.

     IF YOU HAVE ALREADY SUBMITTED PAPERWORK TO TENDER YOUR INTERESTS, NO ADDITIONAL PAPERWORK IS REQUIRED. YOU WILL AUTOMATICALLY RECEIVE THE PRICE OF $300 PER INTEREST. PLEASE NOTE THAT NEITHER THE PARTNERSHIP, NOR ORIG, WILL IMPOSE ANY FEES OR EXPENSES IN CONNECTION WITH THE OFFER. IF YOU HAVE NOT SUBMITTED YOUR PAPERWORK AND WISH TO DO SO, YOU HAVE UNTIL 11:59 P.M. EASTERN STANDARD TIME ON TUESDAY, SEPTEMBER 25, 2001, IN ORDER TO RECEIVE THE PURCHASE PRICE OF $300 PER INTEREST.

     The terms and conditions described in the Amended and Restated Offer to Purchase and the original Letter of Transmittal are applicable in all respects to the tender offer. This notice should be read in connection with the Amended and Restated Offer to Purchase dated July 30, 2001, and the Letter of Transmittal dated June 25, 2001. If you have any questions regarding this offer, please call (800) 928-1492, extension 544. The offer will expire on September 25, 2001. Payments will be mailed no later than October 2, 2001, unless the offer is extended.